FOR IMMEDIATE RELEASE
Contact:
Brookdale Senior Living Inc.
Ross Roadman  615-564-8104

Brookdale Announces Second Quarter 2011 Results

Highlights

•
Cash From Facility Operations (“CFFO”) was $61.3 million, a 7.6% increase from $57.0 million for the second quarter of 2010.  Excluding transaction-related costs in the second quarter of 2011, CFFO was $0.52 per share for the second quarter of 2011 versus $0.48 per share for the second quarter of 2010.

•	Revenue increased over the second quarter of 2010 by $17.8 million, or 3.1%, to $583.3 million.
•
Since the beginning of the year, the Company refinanced or repaid a total of $845.5 million of mortgage debt due in 2012 and 2013; replaced with $782.0 million of debt with a blended current rate of 3.37%.

•	Announced a definitive agreement to acquire the nation’s ninth largest senior housing operator with 90 communities and 16,165 units.

Nashville, TN.  August 8, 2011 – Brookdale Senior Living Inc. (NYSE: BKD) (the “Company”) today reported financial and operating results for the second quarter of 2011.

Bill Sheriff, Brookdale’s CEO said, “We had some very good accomplishments in the second quarter and, at the same time, had some outcomes which were not as good as we expected.  Our business, and the industry as a whole, continue to be impacted by the general economic environment, including the housing market and consumer sentiment, and the most recently announced changes in Medicare reimbursement related to skilled nursing.  We entered 2011 with a sense of optimism that we were seeing an improvement in the economy after sequentially improving results in rate and occupancy through 2010.  However, after a customarily soft first quarter occupancy, we saw only improvement in rate, but not occupancy for the first two months of the second quarter.  Reinstating some incentives in May led to an average occupancy increase of 30 basis points in June and 40 basis points in July.  We expect to continue to increase occupancy over the next two quarters, by judiciously balancing rate growth against the economic backdrop, as well as implementing other initiatives to improve Brookdale’s brand and performance.”

Mark Ohlendorf, Co-President and CFO of Brookdale, commented, “Since the beginning of the year, we have made major strides with our debt profile.  With the recently announced Fannie

Mae refinancing, we have eliminated all of our 2012 maturities (other than periodic, scheduled principal amortization) and a portion of our 2013 maturities.  Through the combination of our convertible notes issuance and low-leverage mortgage debt, we were able to extend maturities, slightly decrease interest cost and attractively fix a significant portion of the interest rate.”

Mr. Sheriff commented further, “We are very excited about our imminent acquisition of Horizon Bay, which is a substantial step forward in the growth of the Company, and we expect more opportunities before the end of the year.  With Brookdale’s platform, the relationships we have developed with strong partners, an active acquisitions pipeline and valuations affording a strong return, we have many ways to continue to grow the Company.  In addition, we are confident that whatever environmental challenges continue for our business there is an expanding market for Brookdale’s products and services, and our team has the expertise, experience and talent to grow our Company and build market share.”

Financial Results

Total revenue for the second quarter was $583.3 million, an increase of $17.8 million, or 3.1%, from the second quarter of 2010.  Average monthly revenue per unit was $4,620 in the second quarter, an increase of $205, or 4.6%, over the second quarter of 2010.  Average occupancy for all consolidated communities for the second quarter of 2011 was 86.6%, a decrease from 86.8% for the second quarter of 2010 and 60 basis points lower than the first quarter of 2011.  As of July, average occupancy for all consolidated communities was 87.1%.

Facility operating expenses for the second quarter were $366.2 million, an increase of $13.2 million, or 3.7%, from the second quarter of 2010.  Operating contribution margin for the Company during the second quarter of 2011 was 35.1% versus 35.5% for the second quarter of 2010.

General and administrative expenses for the second quarter were $33.7 million, up from $31.8 million in the second quarter of 2010.  Excluding non-cash stock-based compensation expense and transaction-related costs from both periods, general and administrative expenses were $28.2 million in the second quarter of 2011 versus $26.7 million for the prior year same period.  Demonstrating the Company’s efficient platform, general and administrative expenses for the quarter, excluding non-cash stock-based compensation expense and transaction-related costs were 4.7% of revenue (including revenues under management).

Brookdale’s management utilizes Adjusted EBITDA and Cash From Facility Operations to evaluate the Company’s performance and liquidity because these metrics exclude non-cash expenses such as depreciation and amortization, non-cash stock-based compensation expense and straight-line lease expense, net of deferred gain amortization.  Brookdale also uses Facility Operating Income to assess the performance of its communities.

For the quarter ended June 30, 2011, Facility Operating Income was $191.1 million, an increase of $3.4 million, or 1.8%, from the second quarter of 2010, and Adjusted EBITDA was $103.7 million, an increase of $3.5 million, or 3.5%, over the second quarter of 2010.  For the six months ended June 30, 2011, Facility Operating Income was $382.4 million, an increase of $12.8 million, or 3.5%, from the first half of 2010, and Adjusted EBITDA was $206.5 million, an increase of $10.0 million, or 5.1%, over the first half of 2010.

Cash From Facility Operations was $61.3 million for the second quarter of 2011, or $0.51 per share, an increase of $4.3 million, or 7.6%, from CFFO of $57.0 million, or $0.48 per share, for the second quarter of 2010.  Excluding transaction-related expenses of nearly $1.0 million in the second quarter of 2011 related to financing and acquisition activities, CFFO was $0.52 per share.  Cash From Facility Operations was $123.1 million, or $1.02 per share, for the six months ended June 30, 2011, an increase of $11.7 million, or 10.5%, from CFFO of $111.4 million, or $0.94 per share, for the first half of 2010.

Net loss for the second quarter of 2011 was $(34.0) million, or $(0.28) per diluted common share. The loss for the quarter includes non-cash items for depreciation and amortization, asset impairment charges, non-cash stock-based compensation expense and straight-line lease expense, net of deferred gain amortization.

Operating Activities

For the quarter ended June 30, 2011, same community revenues grew 3.0% over the same period in 2010, as revenue per unit increased by 4.0% and occupancy decreased by 90 basis points.  Same community Facility Operating Income for the quarter increased by 0.4% when compared to the second quarter of 2010.

The same community results for senior housing, excluding ancillary services, for the three months ended June 30, 2011 showed revenues grew 2.7% over the corresponding period in 2010 as revenue per unit increased by 3.7%.  Same community Facility Operating Income for senior housing (excluding ancillary services) increased by 1.5% over the second quarter of 2010.

By the end of the second quarter, the Company’s ancillary services programs provided therapy services to over 38,500 Brookdale units.  At the end of the quarter, the Company’s home health agencies were serving over 31,000 units across the total consolidated Brookdale portfolio, up from approximately 26,800 units served a year ago.  Outpatient therapy and home health services produced $154 of monthly Facility Operating Income per occupied unit in the second quarter across all units served, versus $153 per month a year ago.

Balance Sheet

Brookdale had $40.1 million of unrestricted cash and cash equivalents and $47.2 million of restricted cash on its balance sheet at the end of the second quarter.

As of June 30, 2011, the Company had an available secured line of credit with a $230.0 million commitment and separate secured and unsecured letter of credit facilities of up to $82.5 million in the aggregate.  As of June 30, 2011, there were no borrowings under the revolving loan facility and $72.1 million of letters of credit had been issued under the letter of credit facilities.

During the second quarter, the Company completed the issuance of $316.3 million in aggregate principal amount of its 2.75% Convertible Senior Notes due 2018 (the “Notes”) in an

underwritten public offering.  In connection with the offering of the Notes, the Company entered into convertible note hedge transactions with certain financial institutions. The convertible note hedge transactions are intended to reduce the dilutive impact of the conversion feature of the Notes on the Company’s outstanding shares of common stock.  The Company also entered into warrant transactions initially relating to the same number of shares of the Company’s common stock and having a strike price of $40.25 per share. The net cash proceeds to the Company of these transactions were $276.4 million, which were used to repay $274.9 million of mortgage debt.

Subsequent to the close of the second quarter, the Company obtained a 7-year $437.8 million first mortgage credit facility from Oak Grove Capital through the Fannie Mae DUS program.  75% of the facility bears interest at a fixed rate of 4.25% and the remaining 25% bears interest at a variable rate of 30 day LIBOR plus a margin of 182 basis points.  The facility amount is based on a 55% loan-to-value ratio applied to the appraised value of the secured properties and includes certain release, substitution and “borrow-up” provisions, as well as capacity for expansion.  Proceeds from the financing, together with cash on hand, were used to refinance or prepay $445.2 million of mortgage debt which was scheduled to mature in February and August 2012.  The Company currently has no mortgage debt maturities before 2013, other than periodic, scheduled principal payments.

Acquisitions/Divestitures

As previously announced, during the second quarter, the Company entered into a definitive agreement to acquire 100% of the equity interests in Horizon Bay Realty, L.L.C. (“Horizon Bay”), the ninth largest operator of senior living communities in the United States.  Upon completion of the Horizon Bay transaction, the Company will add to its portfolio 90 communities with over 16,000 units in 19 states.  The Company will lease 12 of the Horizon Bay communities, third-party manage 57 of the communities and form a joint venture with HCP, Inc.  to own and operate the remaining 21 communities.  The transactions are expected to close on September 1, 2011, although there can be no assurance that the transactions will close or, if they do, when the actual closing will occur.  The consummation of the Horizon Bay acquisition and related transactions is subject to the satisfaction of certain closing conditions and contingencies, including the receipt of various third-party and regulatory approvals and consents.

During the second quarter, the Company purchased one home health agency for an aggregate purchase price of approximately $3.2 million.  The entire purchase price of the acquisition has been ascribed to an indefinite useful life intangible and recorded on the condensed consolidated balance sheets under other intangible assets, net.

The Company sold one community during the quarter, a Retirement Center with a total of 152 units.

2011 Outlook

For the full year 2011, the Company now expects Cash From Facility Operations to range between $2.10 and $2.20 per share versus CFFO of $2.02 per share for full year 2010.  This reflects lowered revenue growth expectations due to the sluggish economy’s impact on occupancy rates, revenue per unit growth and entrance fee sales, offset by lower operating costs.  These estimates do not include the impact on operating results from possible future acquisitions or dispositions.

Supplemental Information

The Company will shortly post on the Investor Relations section of the Company’s website at www.brookdaleliving.com supplemental information relating to the Company’s second quarter results.  This information will also be furnished in a Form 8-K to be filed with the SEC.

Earnings Conference Call

Brookdale’s management will conduct a conference call on Tuesday, August 9, 2011 to review the financial results of its second quarter ended June 30, 2011.  The conference call is scheduled for 10:00 AM ET.  All interested parties are welcome to participate in the live conference call.  The conference call can be accessed by dialing (866) 900-2996 (from within the U.S.) or (706) 643-2685 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the “Brookdale Senior Living Second Quarter Earnings Call.”

A webcast of the conference call will be available to the public on a listen-only basis at www.brookdaleliving.com.  Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.  A replay of the webcast will be available for three months following the call.

For those who cannot listen to the live call, a replay will be available until 11:59 PM ET on August 16, 2011 by dialing (855) 859-2056 (from within the U.S.) or (404) 537-3406 (from outside of the U.S.) and referencing access code “86444361”.  A copy of this earnings release is posted on the Investor Relations page of the Brookdale website (www.brookdaleliving.com).

About Brookdale Senior Living

Brookdale Senior Living Inc. is a leading owner and operator of senior living communities throughout the United States.  The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Currently the Company owns and operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with 557 communities in 33 states and the ability to serve over 51,000 residents.

Safe Harbor

Certain items in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Those forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to the consummation of the acquisition of Horizon Bay and the transactions with HCP and Chartwell Seniors Housing

Real Estate Investment Trust (including the anticipated timing thereof); our expectations concerning the future performance of the new communities and the effects of the transactions on our financial results; our expectations regarding possible future investment or acquisition opportunities with respect to the managed assets; statements relating to our operational initiatives and our expectations regarding their effect on our results; our expectations regarding occupancy, revenue, cash flow, expenses, capital expenditures, Program Max opportunities, cost savings, the demand for senior housing, expansion and development activity, acquisition opportunities, asset dispositions, taxes and CFFO; our belief regarding our growth prospects; our ability to secure financing or repay, replace or extend existing debt at or prior to maturity; our ability to remain in compliance with all of our debt and lease agreements (including the financial covenants contained therein); our expectations regarding liquidity; our plans to deleverage; our expectations regarding financings and refinancings of assets (including the timing thereof) and their effect on our results; our expectations regarding changes in government reimbursement programs (including the recently announced CMS skilled nursing facility rate reduction) and their effect on our results; our plans to generate growth organically through occupancy improvements, increases in annual rental rates and the achievement of operating efficiencies and cost savings; our plans to expand our offering of ancillary services (therapy, home health and hospice); our plans to expand, redevelop and reposition existing communities; our plans to acquire additional communities, asset portfolios, operating companies and home health agencies; the expected project costs for our expansion, redevelopment and repositioning program; our expected levels of expenditures and reimbursements (and the timing thereof); our expectations for the performance of our entrance fee communities; our ability to anticipate, manage and address industry trends and their effect on our business; and our ability to increase revenues, earnings, Adjusted EBITDA, Cash From Facility Operations, and/or Facility Operating Income.  Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "would," "project," "predict," "continue," "plan" or other similar words or expressions.  Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition, or state other forward-looking information.  Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from these forward-looking statements include, but are not limited to, the risk that we may not be able to satisfy the closing conditions and successfully complete the Horizon Bay acquisition and related transactions; the risk that we may not be able to successfully integrate the new communities into our operations; the risk associated with the current global economic crisis and its impact upon capital markets and liquidity; our inability to extend (or refinance) debt (including our credit and letter of credit facilities) as it matures; the risk that we may not be able to satisfy the conditions precedent to exercising the extension options associated with certain of our debt agreements; events which adversely affect the ability of seniors to afford our monthly resident fees or entrance fees; the conditions of housing markets in certain geographic areas; our ability to generate sufficient cash flow to cover required interest and long-term operating lease payments; the effect of our indebtedness and long-term operating leases on our liquidity; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; changes in governmental reimbursement programs; our ability to effectively manage our growth; our ability to maintain consistent quality control; delays in obtaining regulatory approvals; our ability to complete acquisitions and integrate them into our operations; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease; increased competition for skilled personnel; increased union activity; departure of our key officers; increases in market interest rates; environmental contamination at any of our facilities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; and other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings.  Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this press release and/or the associated earnings conference call.  The factors discussed above and the other factors noted in our SEC filings from time to time could cause our actual results to differ significantly from those contained in any forward-looking statement.  We cannot guarantee future results, levels of activity, performance or achievements and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenue
Resident fees	$563,923	$547,560	$1,131,958	$1,090,589
Management fees	1,505	1,412	2,910	2,807
Reimbursed costs incurred on behalf of managed communities	17,871	16,546	35,351	33,126
Total revenue	583,299	565,518	1,170,219	1,126,522

Expense
Facility operating expense (excluding depreciation and amortization of $49,913, $52,174, $100,978 and $104,207, respectively)	366,242	353,051	737,196	708,375
General and administrative expense (including non-cash stock-based compensation expense of $4,555, $5,105, $9,095 and $9,976, respectively)	33,681	31,834	67,224	63,786
Facility lease expense	66,065	67,175	132,380	135,424
Depreciation and amortization	70,577	73,168	142,359	146,229
Asset impairment	-	-	14,846	-
Costs incurred on behalf of managed communities	17,871	16,546	35,351	33,126
Total operating expense	554,436	541,774	1,129,356	1,086,940
Income from operations	28,863	23,744	40,863	39,582

Interest income	773	453	1,398	1,080
Interest expense:
Debt	(30,673)	(33,903)	(62,234)	(67,183)
Amortization of deferred financing costs and debt discount	(2,010)	(2,410)	(4,714)	(5,006)
Change in fair value of derivatives and amortization	(2,635)	(2,207)	(2,643)	(4,847)
Loss on extinguishment of debt, net	(15,254)	(682)	(18,148)	(701)
Equity in earnings of unconsolidated ventures	146	119	412	516
Other non-operating (expense) income	(441)	-	376	-
Loss before income taxes	(21,231)	(14,886)	(44,690)	(36,559)
(Provision) benefit for income taxes	(12,728)	5,329	(1,574)	12,707
Net loss	(33,959)	(9,557)	(46,264)	(23,852)

Basic and diluted loss per share	$(0.28)	$(0.08)	$(0.38)	$(0.20)

Weighted average shares used in
computing basic and diluted net loss per share	121,280	119,721	121,037	119,519

Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2011	December 31, 2010
	(unaudited)
Cash and cash equivalents	$40,126	$81,827
Cash and escrow deposits - restricted	47,221	81,558
Accounts receivable, net	87,231	88,033
Other current assets	79,241	76,691
Total current assets	253,819	328,109
Property, plant, and equipment and
leasehold intangibles, net	3,689,030	3,736,842
Other assets, net	462,915	465,519
Total assets	$4,405,764	$4,530,470

Current liabilities	$575,362	$606,358
Long-term debt, less current portion	2,387,130	2,498,620
Other liabilities	374,643	365,495
Total liabilities	3,337,135	3,470,473
Stockholders’ equity	1,068,629	1,059,997
Total liabilities and stockholders’ equity	$4,405,764	$4,530,470

Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Six Months Ended June 30,
	2011	2010
Cash Flows from Operating Activities
Net loss	$(46,264)	$(23,852)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on extinguishment of debt	18,148	701
Depreciation and amortization	147,073	151,235
Asset impairment	14,846	-
Equity in earnings of unconsolidated ventures	(412)	(516)
Distributions from unconsolidated ventures from cumulative share of net earnings	-	375
Amortization of deferred gain	(2,186)	(2,172)
Amortization of entrance fees	(12,366)	(11,526)
Proceeds from deferred entrance fee revenue	15,660	17,904
Deferred income tax benefit	-	(13,943)
Change in deferred lease liability	3,182	5,297
(Gain) loss on sale of assets	(1,315)	144
Change in fair value of derivatives and amortization	2,643	4,847
Change in future service obligation	-	(1,064)
Non-cash stock-based compensation	9,095	9,976
Changes in operating assets and liabilities:
Accounts receivable, net	1,623	(2,706)
Prepaid expenses and other assets, net	(5,025)	(1,870)
Accounts payable and accrued expenses	1,317	(9,790)
Tenant refundable fees and security deposits	23	(2,269)
Deferred revenue	4,348	4,630
Other	6,962	(10,630)
Net cash provided by operating activities	157,352	114,771
Cash Flows from Investing Activities
(Increase) decrease in lease security deposits and lease acquisition deposits, net	(372)	801
Decrease (increase) in cash and escrow deposits — restricted	58,296	(36,360)
Net proceeds from the sale of assets	29,032	1,487
Additions to property, plant, and equipment and leasehold intangibles,
net of related payables	(67,929)	(45,510)
Purchase of marketable securities — restricted	(32,724)	-
Sale of marketable securities — restricted	1,417	-
Acquisition of assets, net of related payables and cash received	(54,508)	(21,809)
Payment on notes receivable, net	403	169
Investment in unconsolidated ventures	-	(1,053)
Distributions received from unconsolidated ventures	116	47
Other	(468)	(316)
Net cash used in investing activities	(66,737)	(102,544)
Cash Flows from Financing Activities
Proceeds from debt	30,417	168,684
Proceeds from issuance of convertible notes, net	308,335	-
Issuance of warrants	45,066	-
Purchase of bond hedge	(77,007)	-
Repayment of debt and capital lease obligations	(418,176)	(192,954)
Proceeds from line of credit	55,000	60,000
Repayment of line of credit	(55,000)	(60,000)
Payment of financing costs, net of related payables	(3,485)	(6,044)
Other	(332)	(44)
Refundable entrance fees:
Proceeds from refundable entrance fees	11,390	15,061
Refunds of entrance fees	(11,411)	(11,122)
Cash portion of loss on extinguishment of debt	(17,014)	(179)
Recouponing and payment of swap termination	(99)	(654)
Net cash used in financing activities	(132,316)	(27,252)
Net decrease in cash and cash equivalents	(41,701)	(15,025)
Cash and cash equivalents at beginning of period	81,827	66,370
Cash and cash equivalents at end of period	$40,126	$51,345

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a measure of operating performance that is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).  Adjusted EBITDA should not be considered in isolation or as a substitute for net income, income from operations or cash flows provided by or used in operations, as determined in accordance with GAAP.  Adjusted EBITDA is a key measure of the Company's operating performance used by management to focus on operating performance and management without mixing in items of income and expense that relate to long-term contracts and the financing and capitalization of the business.  We define Adjusted EBITDA as net income (loss) before provision (benefit) for income taxes, non-operating (income) expense items, (gain) loss on sale of communities (including facility lease termination expense), depreciation and amortization (including non-cash impairment charges), straight-line lease expense (income), amortization of deferred gain, amortization of deferred entrance fees, non-cash stock-based compensation expense, and change in future service obligation and including entrance fee receipts and refunds (excluding first generation entrance fee receipts on a newly opened entrance fee CCRC).

We believe Adjusted EBITDA is useful to investors in evaluating our performance, results of operations and financial position for the following reasons:

•	It is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance to our day-to-day operations;

•
It provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance; and

•	It is an indication to determine if adjustments to current spending decisions are needed.

The table below reconciles Adjusted EBITDA from net loss for the three and six months ended June 30, 2011 and 2010 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011(1)	2010	2011(1)	2010
Net loss	$(33,959)	$(9,557)	$(46,264)	$(23,852)
Provision (benefit) for income taxes	12,728	(5,329)	1,574	(12,707)
Equity in earnings of unconsolidated ventures	(146)	(119)	(412)	(516)
Loss on extinguishment of debt	15,254	682	18,148	701
Other non-operating expense (income)	441	-	(376)	-
Interest expense:
Debt	22,607	26,335	46,160	51,969
Capitalized lease obligation	8,066	7,568	16,074	15,214
Amortization of deferred financing costs and debt discount	2,010	2,410	4,714	5,006
Change in fair value of derivatives and amortization	2,635	2,207	2,643	4,847
Interest income	(773)	(453)	(1,398)	(1,080)
Income from operations	28,863	23,744	40,863	39,582
Depreciation and amortization	70,577	73,168	142,359	146,229
Asset impairment	-	-	14,846	-
Straight-line lease expense	1,456	2,161	3,182	5,297
Amortization of deferred gain	(1,093)	(1,086)	(2,186)	(2,172)
Amortization of entrance fees	(6,604)	(5,787)	(12,366)	(11,526)
Non-cash stock-based compensation expense	4,555	5,105	9,095	9,976
Change in future service obligation	-	(1,064)	-	(1,064)
Entrance fee receipts(2)	14,609	14,973	27,050	32,965
First generation entrance fees received (3)	(2,155)	(5,596)	(4,884)	(11,567)
Entrance fee disbursements	(6,481)	(5,360)	(11,411)	(11,122)
Adjusted EBITDA	$103,727	$100,258	$206,548	$196,598

(1)	The calculation of Adjusted EBITDA includes transaction-related costs of $0.9 million for both the three and six months ended June 30, 2011.
(2)	Includes the receipt of refundable and non-refundable entrance fees.
(3)	First generation entrance fees received represents initial entrance fees received from the sale of units at a newly opened entrance fee CCRC.

Cash From Facility Operations

Cash From Facility Operations (CFFO) is a measurement of liquidity that is not calculated in accordance with GAAP and should not be considered in isolation as a substitute for cash flows provided by or used in operations, as determined in accordance with GAAP.  We define CFFO as net cash provided by (used in) operating activities adjusted for changes in operating assets and liabilities, deferred interest and fees added to principal, refundable entrance fees received, first generation entrance fee receipts on a newly opened entrance fee CCRC, entrance fee refunds disbursed, lease financing debt amortization with fair market value or no purchase options, facility lease termination expense, recurring capital expenditures, distributions from unconsolidated ventures from cumulative share of net earnings, CFFO from unconsolidated ventures, and other.  Recurring capital expenditures include routine expenditures capitalized in accordance with GAAP that are funded from current operations.  Amounts excluded from recurring capital expenditures consist primarily of major projects, renovations, community repositionings, expansions, systems projects or other non-recurring or unusual capital items (including integration capital expenditures) or community purchases that are funded using lease or financing proceeds, available cash and/or proceeds from the sale of communities that are held for sale.

In the fourth quarter of 2010, we revised the definition of Cash From Facility Operations to exclude distributions from unconsolidated ventures from cumulative share of net earnings and include our proportionate share (based on equity ownership percentages) of the Cash From Facility Operations generated by our unconsolidated ventures.   This impact is included in the Cash From Facility Operations for the three and six months ended June 30, 2011.  Due to immateriality, the prior periods have not been restated.

We believe CFFO is useful to investors in evaluating our liquidity for the following reasons:

•	It provides an assessment of our ability to facilitate meeting current financial and liquidity goals.

•	To assess our ability to:
(i)	service our outstanding indebtedness;
(ii)	pay dividends; and
(iii)	make regular recurring capital expenditures to maintain and improve our facilities.

The table below reconciles CFFO from net cash provided by operating activities for the three and six months ended June 30, 2011 and 2010 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011(1)	2010	2011(1)	2010

Net cash provided by operating activities	$64,686	$67,642	$157,352	$114,771
Changes in operating assets and liabilities	11,139	3,464	(9,248)	22,635
Refundable entrance fees received(2)	5,310	6,619	11,390	15,061
First generation entrance fees received (3)	(2,155)	(5,596)	(4,884)	(11,567)
Entrance fee refunds disbursed	(6,481)	(5,360)	(11,411)	(11,122)
Recurring capital expenditures, net	(9,268)	(7,570)	(16,325)	(14,011)
Lease financing debt amortization with fair market value or no purchase options	(2,587)	(2,221)	(5,120)	(4,392)
Cash From Facility Operations from unconsolidated ventures	661	-	1,302	-
Cash From Facility Operations	$61,305	$56,978	$123,056	$111,375

(1)	The calculation of CFFO includes transaction-related costs of $0.9 million for both the three and six months ended June 30, 2011.
(2)
Total entrance fee receipts for the three months ended June 30, 2011 and 2010 were $14.6 million and $15.0 million, respectively, including $9.3 million and $8.4 million, respectively, of non-refundable entrance fee receipts included in net cash provided by operating activities.  Total entrance fee receipts for the six months ended June 30, 2011 and 2010 were $27.1 million and $33.0 million, respectively, including $15.7 million and $17.9 million, respectively, of non-refundable entrance fee receipts included in net cash provided by operating activities.

(3)	First generation entrance fees received represents initial entrance fees received from the sale of units at a newly opened entrance fee CCRC.

The calculation of CFFO per share is based on weighted average outstanding common shares for the period, excluding any unvested restricted shares.  Annual CFFO per share for all periods is calculated as the sum of the quarterly amounts for the year.

Facility Operating Income

Facility Operating Income is not a measurement of operating performance calculated in accordance with GAAP and should not be considered in isolation as a substitute for net income, income from operations, or cash flows provided by or used in operations, as determined in accordance with GAAP.  We define Facility Operating Income as net income (loss) before provision (benefit) for income taxes, non-operating (income) expense items, (gain) loss on sale of communities (including facility lease termination expense), depreciation and amortization (including non-cash impairment charges), facility lease expense, general and administrative expense, including non-cash stock-based compensation expense, change in future service obligation, amortization of deferred entrance fee revenue and management fees.

We believe Facility Operating Income is useful to investors in evaluating our facility operating performance for the following reasons:

•	It is helpful in identifying trends in our day-to-day facility performance;
•	It provides an assessment of our revenue generation and expense management; and
•	It provides an indicator to determine if adjustments to current spending decisions are needed.

The table below reconciles Facility Operating Income from net loss for the three months and six months ended June 30, 2011 and 2010 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net loss	$(33,959)	$(9,557)	$(46,264)	$(23,852)
Provision (benefit) for income taxes	12,728	(5,329)	1,574	(12,707)
Equity in earnings of unconsolidated ventures	(146)	(119)	(412)	(516)
Loss on extinguishment of debt	15,254	682	18,148	701
Other non-operating expense (income)	441	-	(376)	-
Interest expense:
Debt	22,607	26,335	46,160	51,969
Capitalized lease obligation	8,066	7,568	16,074	15,214
Amortization of deferred financing costs and debt discount	2,010	2,410	4,714	5,006
Change in fair value of derivatives and amortization	2,635	2,207	2,643	4,847
Interest income	(773)	(453)	(1,398)	(1,080)
Income from operations	28,863	23,744	40,863	39,582
Depreciation and amortization	70,577	73,168	142,359	146,229
Asset impairment	-	-	14,846	-
Change in future service obligation	-	(1,064)	-	(1,064)
Facility lease expense	66,065	67,175	132,380	135,424
General and administrative (including non-cash
stock-based compensation expense)	33,681	31,834	67,224	63,786
Amortization of entrance fees	(6,604)	(5,787)	(12,366)	(11,526)
Management fees	(1,505)	(1,412)	(2,910)	(2,807)
Facility Operating Income	$191,077	$187,658	$382,396	$369,624